Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date: Contact: Title: Phone: Internet:	February 10, 2005
Anupam Narayan
Executive Vice President, Chief Financial Officer
1-509-459-6100
InvestorRelations@WestCoastHotels.com
www.westcoasthotels.com
www.ticketswest.com
www.redlion.com
www.g-b.com

RevPAR Grows 10.1% During the Fourth Quarter; WestCoast Hospitality Corporation Announces
Quarterly and Year-End Financial Results

February 10, 2005

SPOKANE, Wash. – WestCoast Hospitality Corporation (NYSE: WEH) today announced financial results for the fourth quarter and year ended December 31, 2004.

Hotel Statistics

During the fourth quarter of 2004, system-wide RevPAR (revenue per available room) for comparable hotels (hotels owned, leased, managed and franchised for at least one year) increased 10.1% over the 2003 fourth quarter levels to $35.45. This increase was due to a 2.2% increase in average daily rate to $68.23, and a 3.7 point increase in occupancy, to 52.0%.

For the full year 2004, system-wide RevPAR for comparable hotels increased 7.2% over the 2003 level to $41.75. The increase resulted from a 1.0% increase in average daily rate, to $71.28, and a 3.4 point increase in occupancy, to 58.6%. Additional statistics are set forth in the attached financial statements.

Company Performance

During the fourth quarter, the company announced its plan to invest $40 million to improve comfort, freshen décor and upgrade technology at its hotels. The company also announced its plan to sell 11 non-strategic hotels and other non-core properties and use the proceeds from the sales to support its $40 million hotel investment. In connection with the company’s announcement, it reclassified 11 hotels and one office building as discontinued operations. It also reclassified these properties as held for sale, which resulted in the company recording an impairment on four hotels during the fourth quarter in the aggregate amount of $5.8 million, as adjusted for the tax benefit.

For the fourth quarter, the company’s loss applicable to common shareholders was $0.63 per share, compared to $0.20 in the fourth quarter of 2003. For the full year 2004, the company’s loss applicable to common shareholders was $0.51 per share, compared to $0.10 in 2003. The impairment recorded by the company in the fourth quarter accounted for $0.44 of the 2004 per share losses. Without the impairment, the loss for 2004 would have been $0.07 per share, an improvement of $0.03 per share over the prior year. Upon closing of the sales of the properties to be divested, which is expected to occur during 2005, the company anticipates that it will recognize aggregate post-tax gains on seven hotels and non-core properties in the range of $6.6 million to $9.3 million.

In the fourth quarter, the company had total revenue from continuing operations of $38.4 million, up 7.0% from the comparable period in 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $3.0 million, up 24.1% from the prior year quarter. For the full year 2004, the company achieved a 3.6% increase in revenues from continuing operations, to $163.1 million. Full year EBITDA for 2004 from continuing operations was up 4.5%, to $22.6 million.

Arthur Coffey, President and Chief Executive Officer, said, “The growth in RevPAR we experienced during the fourth quarter substantially improved our margins, validating the hotel improvement plan we implemented in 2004. Our planned acceleration of this plan, along with the momentum continuing to build in market demand, should combine to make 2005 a very positive year for the company. We believe that our Red Lion brand is well-situated for expansion into new markets. As a result of the improvements we are making to our owned hotels and the consistency of high brand standards we are achieving, prospective partners and franchisees are expressing strong interest in new transactions. In addition, we expect our divestment of non-core properties in 2005 will result in recognition of gains that exceed the impairment we recorded in the fourth quarter.

Recent Events

During the quarter, the company also announced the hiring of well-known industry executive Anupam Narayan. Mr. Narayan joined the company in November as Executive Vice President, Chief Investment Officer. On January 15, 2005, Mr. Narayan was appointed to the additional position of Chief Financial Officer. Mr. Narayan said, “I am excited to join the team at WestCoast Hospitality Corporation at a time when the company is expanding the Red Lion brand from its long-established western U.S. base and building it into a strong North American competitor in the full-service, upper mid-scale market. I am looking forward to working with the team to attain this goal.”

The company also recently obtained a new $20 million credit facility with Wells Fargo Bank which will allow it to further accelerate the improvements to its hotels. Mr. Narayan noted, “Wells Fargo clearly understands our strategy and has been very attentive to our desire to fund strategic improvements to our hotels prior to the increased seasonal demand the lodging industry typically experiences in the spring and summer.”

In December, 2004, the company engaged Colliers International as its listing broker for the sale of the 11 hotel properties. Colliers reports significant market interest in the hotels being held for sale.

Hotel Division Performance

For the fourth quarter, the company reported hotel and restaurant revenue from continuing operations of $32.9 million, up $0.9 million from the previous comparable quarter. Operating margins improved substantially during the quarter, with expenses increasing only $0.4 million. For full-year 2004, hotel and restaurant revenue from continuing operations increased $2.8 million while expenses increased $3.0 million. John Taffin, Executive Vice President, Hotel Operations, said, “Our investment in new brand initiatives during the past year yielded great returns in the form of significant RevPAR growth during the third and fourth quarters. As a result, we have achieved substantial increases in operating margins during the second half of the year in hotels we own and operate. Guests have embraced our Stay Comfortable beds and room amenities package, our Net4Guests free wireless internet access and our ‘We Promise or We Pay’ lowest rate website guarantee. We believe these initiatives have played a large role in our increased occupancy year on year for each of the last 13 months, and our increased ADR year on year for each of the last six months.” During the second quarter of 2005, the company expects to complete the upgrade of all beds and bedding in its owned hotels to Stay Comfortable standards and begin renovations on the balance of the guestrooms, guest bathrooms and public spaces.

Franchise, central services and development revenue was $0.6 million in the fourth quarter of 2004, versus $0.7 million in the comparable period of 2003. On February 1, 2005, the company announced the execution of a franchise license agreement for conversion to the Red Lion brand of a full-service, 318 room hotel at Jantzen Beach along the Columbia River in Portland, Oregon. Mr. Taffin commented, “The property will be opening as the ‘Red Lion Hotel on the River’ by the beginning of April. Our focus on new brand standards and our hub and spoke strategy have boosted interest from prospective franchisees and we expect to announce the execution of other new franchise license agreements in key markets this year.”

Entertainment Division Performance

Entertainment division revenue was $3.7 million in the fourth quarter of 2004, compared to $2.0 million in the fourth quarter of 2003. The division’s increase in revenues was primarily due to an increase in the number of events presented during the quarter, compared to the same quarter of 2003. The division experienced a small decrease in operating margins due to the costs associated with the event presentations. Year on year, entertainment division revenues increased $3.6 million to $11.6 million. Associated expenses increased $3.5 million to $10.5 million. Jack Lucas, Vice President, TicketsWest, said, “Our entertainment division continues to experience excellent revenue growth from period to period. We expect increased ticketing activity this year and are also looking forward to announcing our exciting Broadway Series lineup for the 2005-2006 season, which will include a 5 1/2 week engagement of The Lion King, an excellent event for combined hotel and entertainment packaging.”

Real Estate Division Performance

Real Estate division revenue from continuing operations in the fourth quarter was steady at $1.2 million. At the same time, the division was able to decrease its expenses by $0.1 million in the fourth quarter, to $0.7 million. For all of 2004, real estate division revenue from continuing operations increased $0.2 million while expenses were flat. In January, 2005, the company engaged CB Richard Ellis as its listing broker for the national marketing and sale of the Crescent Building in downtown Spokane, Washington. CB Richard Ellis has begun actively marketing this property for sale.

WestCoast Hospitality Corporation is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under its Red Lion® and WestCoast® brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and brokering sales and leases of commercial and multi-unit residential properties.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the 2003 fiscal year and in other documents filed by the Company with the Securities and Exchange Commission.

###

WestCoast Hospitality Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended December 31,
	2004	2003	$ Change	% Change
Revenue:
Hotels and restaurants	$32,874	$31,928	$946	3.0%
Franchise, central services and development	551	691	(140)	-20.3%
Entertainment	3,663	1,972	1,691	85.8%
Real estate	1,245	1,213	32	2.6%
Corporate services	71	81	(10)	-12.3%

Total revenues	38,404	35,885	2,519	7.0%

Operating expenses:
Hotels and restaurants	30,731	30,349	382	1.3%
Franchise, central services and development	400	250	150	60.0%
Entertainment	3,455	1,646	1,809	109.9%
Real estate	710	790	(80)	-10.1%
Corporate services	74	71	3	4.2%
Depreciation and amortization	2,807	2,429	378	15.6%
Gain on asset dispositions, net	(619)	(189)	(430)	-227.5%

Total direct expenses	37,558	35,346	2,212	6.3%
Undistributed corporate expenses	968	600	368	61.3%

Total expenses	38,526	35,946	2,580	7.2%

Operating loss	(122)	(61)	(61)	-100.0%
Other income (expense):
Interest expense	(3,664)	(2,476)	(1,188)	-48.0%
Interest income	120	111	9	8.1%
Other income (expense), net	1	(131)	132	100.8%
Equity income (loss) in investments, net	(11)	19	(30)	-157.9%
Minority interest in partnerships, net	236	75	161	214.7%

Loss from continuing operations before income taxes	(3,440)	(2,463)	(977)	-39.7%
Income tax benefit	(1,287)	(1,176)	(111)	-9.4%

Net loss from continuing operations	(2,153)	(1,287)	(866)	-67.3%
Discontinued operations:
Impairment loss on discontinued operations, net of income tax benefit of $3,107	(5,770)	—	(5,770)
Loss from operations of discontinued business units, net of income tax benefit of $170 and $404	(317)	(751)	434	57.8%

Loss on discontinued operations	(6,087)	(751)	(5,336)	-710.5%
Net loss	(8,240)	(2,038)	(6,202)	-304.3%
Preferred stock dividend	—	(625)	625	100.0%

Loss applicable to common shareholders	$(8,240)	$(2,663)	$(5,577)	-209.4%

EBITDA (1) (2)	$(5,496)	$2,276	$(7,772)	-341.5%
EBITDA as a percentage of revenues (2)	-12.4%	5.5%

EBITDA from continuing operations (1)	$3,031	$2,442	$589	24.1%
EBITDA from continuing operations (1) (2) as a percentage of revenues	7.9%	6.8%

(1) The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2) EBITDA as presented includes the results of discontinued operations, including a pre-tax impairment charge of $8,877,000 during the three months ended December 31, 2004. The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $44,349,000 and $41,246,000 for the three months ended December 31, 2004 and 2003, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

WestCoast Hospitality Corporation

Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended December 31,
	2004	2003	$ Change	% Change
Earnings per common share:
Basic
Loss applicable to common shareholders before discontinued operations (1)	$(0.16)	$(0.14)
Loss on discontinued operations	(0.47)	(0.06)

Loss applicable to common shareholders	$(0.63)	$(0.20)

Diluted
Loss applicable to common shareholders before discontinued operations (1)	$(0.16)	$(0.14)
Loss on discontinued operations	(0.47)	(0.06)

Loss applicable to common shareholders	$(0.63)	$(0.20)

Weighted average shares — basic	13,069	13,006
Weighted average shares — diluted (2)	13,069	13,006

Key Comparable Hotel Statistics:
Combined (owned, leased, managed and franchised) (3)
Average occupancy(4) (7)	52.0%	48.3%
ADR(5)	$68.23	$66.73	$1.50	2.2%
RevPAR(6) (7)	$35.45	$32.20	$3.25	10.1%

(1)	The net loss used to calculate the net earnings or loss per share applicable to common shareholders before discontinued operations includes all dividends on the recently retired cumulative preferred shares if applicable for the period presented.

(2)	For the three months ended December 31, 2004 and 2003, all 1,083,938 and 826,009 options outstanding to purchase common stock were anti-dilutive and are therefore not included in the calculation of earnings per common share. In addition, the 286,161 convertible operating partnership (“OP”) units were anti-dilutive and are therefore not included in the calculation of diluted weighted average shares for those same periods.

(3)	Includes all hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation. No adjustment has been made for hotels classified as discontinued operations.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(7)	Rooms under significant renovation were excluded from total available rooms. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

WestCoast Hospitality Corporation
Consolidated Statements of Operations
(unaudited)

($ in thousands, except footnotes)

	Year ended December 31,
	2004	2003	$ Change	% Change
Revenue:
Hotels and restaurants	$143,193	$140,360	$2,833	2.0%
Franchise, central services and development	2,600	3,642	(1,042)	-28.6%
Entertainment	11,615	7,980	3,635	45.6%
Real estate	5,416	5,209	207	4.0%
Corporate services	319	337	(18)	-5.3%

Total revenues	163,143	157,528	5,615	3.6%

Operating expenses:
Hotels and restaurants	123,858	120,852	3,006	2.5%
Franchise, central services and development	1,409	1,518	(109)	-7.2%
Entertainment	10,452	6,974	3,478	49.9%
Real estate	3,214	3,245	(31)	-1.0%
Corporate services	297	313	(16)	-5.1%
Depreciation and amortization	10,540	10,338	202	2.0%
(Gain) loss on asset dispositions, net	(1,148)	339	(1,487)	-438.6%
Conversion expenses	—	349	(349)	-100.0%

Total direct expenses	148,622	143,928	4,694	3.3%
Undistributed corporate expenses	3,273	2,640	633	24.0%

Total expenses	151,895	146,568	5,327	3.6%

Operating income	11,248	10,960	288	2.6%
Other income (expense):
Interest expense	(13,828)	(9,679)	(4,149)	-42.9%
Interest income	463	413	50	12.1%
Other income (expense), net	49	(335)	384	114.6%
Equity income in investments, net	78	119	(41)	-34.5%
Minority interest in partnerships, net	224	133	91	68.4%

Income (loss) from continuing operations before income taxes	(1,766)	1,611	(3,377)	-209.6%
Income tax (benefit) expense	(876)	51	(927)	-1817.6%

Net income (loss) from continuing operations	(890)	1,560	(2,450)	-157.1%
Discontinued operations:
Impairment loss on discontinued operations, net of income tax benefit of $3,107	(5,770)	—	(5,770)
Income (loss) from operations of discontinued business units, net of income tax expense (benefit) of $202 and ($184)	375	(341)	716	210.0%

Loss on discontinued operations	(5,395)	(341)	(5,054)	-1482.1%
Net income (loss)	(6,285)	1,219	(7,504)	-615.6%
Preferred stock dividend	(377)	(2,540)	2,163	85.2%

Loss applicable to common shareholders	$(6,662)	$(1,321)	$(5,341)	-404.3%

EBITDA (1) (2)	$18,268	$25,269	$(7,001)	-27.7%
EBITDA as a percentage of revenues (2)	9.6%	13.7%

EBITDA from continuing operations (1)	$22,602	$21,628	$974	4.5%
EBITDA from continuing operations (1) (2) as a percentage of revenues	13.9%	13.7%

(1) The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2) EBITDA as presented includes the results of discontinued operations, including a pre-tax impairment charge of $8,877,000 during the year ended December 31, 2004. The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $190,902,000 and $183,975,000 for the years ended December 31, 2004 and 2003, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

WestCoast Hospitality Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Year ended December 31, 2004
	2004	2003	$ Change	% Change
Earnings per common share:
Basic
Loss applicable to common shareholders before discontinued operations (1)	$(0.10)	$(0.07)
Loss on discontinued operations	$(0.41)	$(0.03)

Loss applicable to common shareholders	$(0.51)	$(0.10)

Diluted
Loss applicable to common shareholders before discontinued operations	$(0.10)	$(0.07)
Loss on discontinued operations	$(0.41)	$(0.03)

Loss applicable to common shareholders	$(0.51)	$(0.10)

Weighted average shares — basic	13,049	12,999
Weighted average shares — diluted (2)	13,049	12,999

Key Comparable Hotel Statistics:
Combined (owned, leased, managed and franchised) (3)	58.6%	55.2%
Average occupancy(4) (5)	58.6%	55.2%
ADR(5)	$71.28	$70.59	$0.69	1.0%
RevPAR(6) (7)	$41.75	$38.94	$2.81	7.2%

(1)	The net loss used to calculate the net earnings or loss per share applicable to common shareholders before discontinued operations includes all dividends on the recently retired cumulative preferred shares if applicable for the period presented.

(2)	For the year ended December 31, 2004 and 2003, all 1,083,938 and 826,009 options outstanding to purchase common stock were anti-dilutive and are therefore not included in the calculation of earnings per common share. In addition, the 286,161 convertible operating partnership (“OP”) units were anti-dilutive and are therefore not included in the calculation of diluted weighted average shares for those same periods.

(3)	Includes hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation. No adjustment has been made for hotels classified as discontinued operations.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(7)	Rooms under significant renovation were excluded from total available rooms. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

WestCoast Hospitality Corporation Consolidated Balance Sheets (unaudited)
($ in thousands, except share data)

	December 31,	December 31,
	2004	2003
Assets:
Current assets:
Cash and cash equivalents	$9,577	$7,884
Restricted cash	4,092	4,736
Accounts receivable, net	8,464	8,600
Inventories	1,831	1,808
Prepaid expenses and other	3,286	1,926
Assets held for sale:
Assets of discontinued operations	61,757	63,349
Other assets held for sale	1,599	—

Total current assets	90,606	88,303

Property and equipment, net	223,132	204,199
Goodwill	28,042	28,042
Intangible assets, net	13,641	14,412
Other assets, net	9,191	18,269

Total assets	$364,612	$353,225

Liabilities:
Current liabilities:
Accounts payable	$4,841	$6,491
Accrued payroll and related benefits	4,597	4,503
Accrued interest payable	700	660
Advance deposits	188	216
Other accrued expenses	7,322	7,732
Long-term debt, due within one year	7,455	4,623
Liabilities of discontinued operations	22,879	23,580

Total current liabilities	47,982	47,805

Long-term debt, due after one year	125,756	124,064
Deferred income	8,524	9,279
Deferred income taxes	15,992	16,761
Minority interest in partnerships	2,548	3,127
Debentures due WestCoast Hospitality Capital Trust	47,423	—

Total liabilities	248,225	201,036

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value 588,236 issued and outstanding at December 31, 2003	—	6
Additional paid-in capital, preferred stock	—	29,406
Common stock - 50,000,000 shares authorized; $0.01 par value; 13,079,454 and 13,006,361 shares issued and outstanding	131	130
Additional paid-in capital, common stock	84,467	84,196
Retained earnings	31,789	38,451

Total stockholders’ equity	116,387	152,189

Total liabilities and stockholders’ equity	$364,612	$353,225

WestCoast Hospitality Corporation
Consolidated Statement of Cash Flows
(unaudited)

($ in thousands)

	Year ended December 31,
	2004	2003
Operating activities:
Net income (loss)	$(6,285)	$1,219
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,827	13,032
(Gain) loss on disposition of property and equipment and other assets	(1,150)	390
Non-cash reduction of preferred stock resulting in gain	—	(616)
Write-off of deferred loan fees	—	927
Impairment loss	8,877	—
Deferred income tax provision	(769)	500
Minority interest in partnerships	(315)	(288)
Equity in investments	(78)	(119)
Compensation expense related to stock issuance	18	14
Provision for doubtful accounts	572	338
Change in current assets and liabilities:
Restricted cash	694	(3,003)
Accounts receivable	(574)	(168)
Inventories	4	(100)
Prepaid expenses and other	(1,418)	569
Accounts payable	(1,928)	217
Accrued payroll and related benefits	153	(1,324)
Accrued interest payable	37	100
Other accrued expenses and advance deposits	224	(350)

Net cash provided by operating activities	10,889	11,338

Investing activities:
Purchases of property and equipment	(21,898)	(7,339)
Proceeds from disposition of property and equipment	1,498	5,367
Proceeds from disposition of investment	94	485
Investment in WestCoast Hospitality Capital Trust	(1,423)	—
Advances to WestCoast Hospitality Capital Trust	(2,116)	—
Proceeds from collections under note receivable	1,728	—
Distributions from equity investee	449	—
Other, net	(208)	177

Net cash used in investing activities	(21,876)	(1,310)

Financing activities:
Proceeds from note payable to bank	11,000	47,700
Repayment of note payable to bank	(11,000)	(99,800)
Proceeds from debenture issuance	47,423	—
Repurchase and retirement of preferred stock	(29,412)	—
Proceeds from long-term debt	83	55,200
Proceeds from short-term debt	—	2,658
Repayment of long-term debt	(4,507)	(3,892)
Proceeds from issuance of common stock under employee stock purchase plan	114	99
Preferred stock dividend payments	(1,011)	(2,561)
Principal payments on capital lease obligations	—	(268)
Proceeds from option exercises	140	—
Distributions to minority owners	(3)	—
Additions to deferred offering costs	—	(248)
Additions to deferred financing costs	(50)	(1,547)

Net cash provided by (used in) financing activities	12,777	(2,659)

Net cash in discontinued operations	(97)	71

Change in cash and cash equivalents:
Net increase in cash and cash equivalents	1,693	7,440
Cash and cash equivalents at beginning of period	7,884	444

Cash and cash equivalents at end of period	$9,577	$7,884

WestCoast Hospitality Corporation
Additional Hotel Statistics

(unaudited)

System Hotels as of December 31, 2004

			Meeting Space
	Hotels	Rooms	(sq. ft.)
Owned or Leased Hotels: (1)
Red Lion Hotels	38	6,642	312,528
WestCoast Hotels	3	692	40,500
Other Brands	1	153	3,945

	42	7,487	356,973

Managed Hotels:
Red Lion Hotels	1	150	5,234
WestCoast Hotels	1	72	1,800
Other Brands	1	254	36,000

	3	476	43,034

Franchised Hotels:
Red Lion Hotels	19	3,171	104,759
WestCoast Hotels	3	389	27,784

	22	3,560	132,543

Total	67	11,523	532,550

Comparable Hotel Statistics (2)

	Three months ended December 31, 2004			Three months ended December 31, 2003
	Average			Average
	Occupancy (3) (6)	ADR (4)	RevPAR (5) (6)	Occupancy (3) (6)	ADR (4)	RevPAR (5) (6)
Owned or Leased Hotels:
Continuing Operations	53.1%	$68.18	$36.23	50.4%	$66.42	$33.51
Discontinued Operations	39.9%	55.84	22.29	36.8%	51.71	19.02

	50.1%	65.95	33.07	47.3%	63.83	30.22

Combined System Wide (7)	52.0%	$68.23	$35.45	48.3%	$66.73	$32.20

Red Lion Hotels (Owned, Leased, Managed and Franchised)(8)	52.7%	$67.16	$35.37	49.3%	$65.69	$32.36

	Year ended December 31, 2004			Year ended December 31, 2003
	Average			Average
	Occupancy(3) (6)	ADR(4)	RevPAR(5) (6)	Occupancy(3) (6)	ADR(4)	RevPAR(5) (6)
Owned or Leased Hotels:
Continuing Operations	60.4%	$71.31	$43.06	57.5%	$70.94	$40.82
Discontinued Operations	49.1%	58.97	28.93	46.7%	57.46	26.81

	57.8%	68.94	39.86	55.1%	68.35	37.65

Combined System Wide (7)	58.6%	$71.28	$41.75	55.2%	$70.59	$38.94

Red Lion Hotels (Owned, Leased, Managed and Franchised) (8)	59.2%	$70.24	$41.60	56.0%	$69.54	$38.92

(1)	Statistics include 11 hotels previously identified as discontinued business units, aggregating 1,649 rooms and 57,645 square feet of meeting space.

(2)	Includes all hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Rooms under significant renovation were excluded from total available rooms. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

(7)	Includes all hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation. No adjustment has been made for hotels classified as discontinued operations.

(8)	Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. No adjustment has been made for hotels classified as discontinued operations.

WestCoast Hospitality Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) for the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
EBITDA from continuing operations	$3,031	$2,442	$22,602	$21,628
Income tax benefit (expense) — continuing operations	1,287	1,176	876	(51)
Interest expense — continuing operations	(3,664)	(2,476)	(13,828)	(9,679)
Depreciation and amortization — continuing operations	(2,807)	(2,429)	(10,540)	(10,338)

Net income (loss) from continuing operations	(2,153)	(1,287)	(890)	1,560
Loss on discontinued operations	(6,087)	(751)	(5,395)	(341)

Net income (loss)	$(8,240)	$(2,038)	$(6,285)	$1,219

EBITDA	$(5,496)	$2,276	$18,268	$25,269
Income tax benefit	4,564	1,581	3,781	133
Interest expense	(4,055)	(2,911)	(15,507)	(11,151)
Depreciation and amortization	(3,253)	(2,984)	(12,827)	(13,032)

Net income (loss)	$(8,240)	$(2,038)	$(6,285)	$1,219

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.

We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.